UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 3, 2008

SYMMETRICOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-02287	95-1906306
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2300 Orchard Parkway, San Jose, California 95131-1017

(Address of principal executive offices, including zip code)

(408) 433-0910

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                     OTHER EVENTS

On March 3, 2008, Symmetricom, Inc. (the “Company”) received a notice of default under the Indenture (the “Indenture”), dated as of June 8, 2005, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), governing the Company’s $120 million aggregate principal amount 3.25% Contingent Convertible Subordinated Notes due 2025 (the “Notes”).  The notice of default was given by a holder of more than 25% of the issued and outstanding Notes.  On March 4, 2008, the Company received a similar notice of default from the Trustee.  The notices state that the Company is in default under Section 314(a) of the Trust Indenture Act of 1939 and under the Company’s covenant to file with the Trustee all reports required to be filed with the Securities and Exchange Commission (the “SEC”) under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, within 15 days after it files such reports with the SEC.  Under the terms of the Indenture, the Company has 60 days to remedy a default.  If the Company does not remedy the default within that period, the Trustee may, and at the written request of the holders of at least 25% in aggregate principal amount of outstanding Notes shall, accelerate the maturity of the Notes, causing the outstanding principal amount of the Notes, plus accrued interest, to be immediately due and payable.

As previously disclosed in the Notification of Late Filing on Form 12b-25 filed by the Company on February 11, 2008, the Company failed to timely file its Form 10-Q for the period ended December 30, 2007 because its Audit Committee is currently in the process of investigating and resolving certain accounting issues relating to the Company’s raw material inventory accrual account during the period commencing from its fiscal year ended June 30, 1999 through its fiscal year ended June 30, 2006.  Activity in this account for subsequent periods is also under review.  At this time, the Company cannot estimate the amounts at issue.

As of March 5, 2008, $120 million aggregate principal amount of the Notes was outstanding, and all required interest and principal payments had been timely made on the Notes.  At December 30, 2007, the Company had approximately $162.1 million of cash and cash equivalents and short-term investments.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2008	By:	/s/ William Slater
William Slater
Chief Financial Officer and Secretary

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